Exhibit 99.1

FOR IMMEDIATE RELEASE

October 20, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Record Quarterly Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 122-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), announced income available to common shareholders of $25 million for the quarter ended September 30, 2009, an increase of 194% compared to the second quarter of 2009 (‘linked quarter basis”). Fully diluted earnings per share (“EPS”) were $1.22 in the third quarter of 2009, an increase of 135% on a linked quarter basis. The third quarter 2009 results were influenced by a few significant items as described below.

Significant Influences on the Quarter Ended September 30, 2009

•

Capital and Common Stock Issuance. At September 30, 2009, the Company reported a tangible common equity ratio of 9.59%, a Tier 1 leverage ratio of 11.55% and a total risk based capital ratio of 16.83%. On July 7, 2009, the Company issued and sold 4,427,500 shares of common stock in an underwritten public equity offering for net proceeds of approximately $165 million. During the third quarter of 2009, the Company’s market capitalization exceeded the $1 billion milestone. The Company estimated the cost of carrying the excess equity capital was $0.34 per share on an after-tax basis.

•

CapitalSouth Bank Acquisition. The Company acquired assets and assumed liabilities associated with CapitalSouth Bank, a bank formerly headquartered in Birmingham, Alabama, with 10 offices in the metropolitan statistical areas (“MSAs”) of Birmingham, Montgomery, and Huntsville, Alabama and Jacksonville, Florida. The Company recorded a $58 million pre-tax gain for this transaction under FAS141R in accordance with generally accepted accounting principles. This gain equated to $1.75 per fully diluted share on an after-tax basis. The Company incurred one-time pre-tax acquisition-related costs of $0.6 million, or $0.02 per share on an after-tax basis during the third quarter of 2009. The majority of assets acquired in the CapitalSouth transaction are covered under the FDIC loss sharing arrangement and loan valuations incorporate estimated losses.

Management expects the CapitalSouth transaction to be accretive to earnings and EPS of the Company over the next 5 years.

•

Asset Quality. Nonperforming Assets (“NPAs”) were $151 million at September 30, 2009, which included $97 million in CapitalSouth assets covered under the FDIC loss sharing agreement (“covered assets”). Excluding the CapitalSouth transaction, NPAs were $54 million, down $5 million, or 8%, on a linked quarter basis. The ratio of NPAs to total assets was 2.34% at September 30, 2009, and 0.93% excluding CapitalSouth, compared to 1.04% at June 30, 2009 and 0.81% one year ago.

The Company reported net charge-offs totaling $23 million in the third quarter of 2009, or 2.26% of average loans on an annualized basis compared to $3 million, or 0.33% of average loans, in the second quarter of 2009. The Company recorded a loan loss provision of $25 million, compared to $8 million on a linked quarter basis. The loan loss provision was elevated in the third quarter of 2009 primarily due to the higher charge-offs. The Company’s ratio of loan loss reserves to total loans was 1.13% at September 30, 2009 and 1.24% excluding CapitalSouth, compared to 1.21% at June 30, 2009. The cost associated with the additional provision, after the impact of the net charge-offs, was approximately $0.80 per share on an after-tax basis.

•

Strategic Hires. The Company continued its successful recruiting of key talent during the third quarter of 2009. Recent additions include a Chief Risk Officer, Senior Credit Officer with significant commercial workout experience, Internal Audit Manager, Market Presidents for Northeast Arkansas and Birmingham, Alabama, and Managing Director of Brokerage, Trust, and Wealth Management. The Company also expanded its commercial teams in Houston (now 15 team members), Mobile (now eight team members), and Memphis (now nine team members). Mortgage teams from the former Colonial Bank joined the Company in five markets in Alabama and Georgia during the third quarter of 2009.

Balance Sheet and Yields

Total assets increased $762 million, or 13%, to $6.5 billion at September 30, 2009, and up $152 million, or 3%, excluding the acquisition of CapitalSouth. Since June 30, 2009, total loans increased $469 million, or 12%, and $116 million, or 3%, excluding CapitalSouth. Similarly, total deposits increased $603 million, or 14%, and $134 million, or 3%, excluding CapitalSouth, Total shareholders’ equity increased $190 million, or 29%. Total investment securities increased $72 million, or 7%, to $1.1 billion.

As a percentage of total assets, the investment portfolio decreased from 18% at June 30, 2009 to 17% at September 30, 2009. At September 30, 2009, the portfolio had a modified duration of 2.8 years, unchanged compared to June 30, 2009. Based on projected prepayment speeds and other assumptions at September 30, 2009, the portfolio was expected to generate approximately $386 million in cash flows, or about 36% of the portfolio, over the next 15 months. The average yield on investment securities decreased 44 basis points on a linked quarter basis, to 4.03% in the third quarter of 2009. The Company held in its investment portfolio primarily government agency and municipal securities.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK				IBERIABANK fsb
	12/31/08	3/31/09	6/30/09	9/30/09	12/31/08	3/31/09	6/30/09	9/30/09	Since Acq.

Commercial	$1,768	$1,806	$1,877	$2,194	$530	$536	$554	$621	39%
Consumer	672	673	686	709	239	233	234	236	-2%
Mortgage	461	438	409	471	74	72	69	68	1%

Total Loans	$2,901	$2,917	$2,972	$3,374	$843	$841	$857	$925	23%
Growth	4%	1%	2%	14%	0%	0%	2%	8%

Period-end loans increased $469 million between June 30, 2009 and September 30, 2009, and increased $116 million, or 3%, excluding acquired CapitalSouth loans. Between the time of acquisition and October 16, 2009, CapitalSouth-related loans had decreased approximately $14 million, or 3%, which was consistent with the Company’s expectations.

On a linked quarter basis, the yield on average total loans remained stable at 5.24%. Yields on mortgage and consumer loans declined 11 and nine basis points, respectively, on a linked quarter basis. Over this period, the yield on commercial loans increased eight basis points.

The Company’s aggregate construction and land development (“C&D”) loan exposure totaled $321 million, or 7.5% of total loans, and had three primary components.

First, the Company acquired $81 million in C&D loans associated with the CapitalSouth transaction. These loans are covered assets under the loss share agreement with the FDIC.

Second, IBERIABANK fsb acquired a builder construction portfolio in association with the Pulaski and Pocahontas transactions in Arkansas in 2007. This builder portfolio continued to compress in the third quarter of 2009. The total volume of this portfolio declined from $18 million at June 30, 2009, to $13 million at September 30, 2009, or down 28%. At September 30, 2009, IBERIABANK fsb’s builder construction portfolio accounted for only 1.4% of IBERIABANK fsb’s total loan portfolio and only 0.3% of the Company’s consolidated total loan portfolio.

Third, at September 30, 2009, IBERIABANK had $226 million in construction and land development loans, of which approximately 81% is located in south Louisiana. At that date, approximately 82% of this portfolio was funded (compared to 80% at June 30, 2009), and approximately 76% was comprised of completed houses by dollar amount (74% at June 30, 2009). At September 30, 2009, only 1.53% of this portfolio was past due 30 days or more (1.75% at June 30, 2009).

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the IBERIABANK fsb builder construction portfolio and the CapitalSouth loan portfolio, primarily is comprised of credits in the Company’s banking markets. At September 30, 2009, the average loan size in the CRE portfolio was approximately $560,000, and loans past due 30 days or more (including nonaccruing loans) equated to 1.81% of the CRE loans outstanding (1.74% at June 30, 2009). Approximately 60% of the CRE portfolio was based in southern Louisiana, 14% in northern Louisiana, and 25% in IBERIABANK fsb’s markets. At September 30, 2009, many of the local markets in southern Louisiana remained economically healthy compared to the national economy. Excluding construction-related credits and CapitalSouth loans, at September 30, 2009, approximately 44% of the Company’s CRE portfolio was owner-occupied and 56% non-owner occupied. Non-owner occupied CRE loans equated to 116% of total risk based capital at September 30, 2009.

At September 30, 2009, the Company’s consumer loan portfolio maintained favorable asset quality. Based on an evaluation of the consumer loan portfolio at September 30, 2009, the average credit score of the portfolio was 717. Loans past due 30 days or more in this portfolio were 1.82% at September 30, 2009 (compared to 1.44% at June 30, 2009). Home equity loans totaled $354 million, with 1.11% past due 30 days or more (0.91% at June 30, 2009). Home equity lines of credit totaled $196 million, with 0.62% past due 30 days or more (0.52% at June 30, 2009). Approximately 66% of the Company’s total home equity portfolio was in Louisiana, 20% in Arkansas, and 7% in Oklahoma. Annualized net charge-offs in this portfolio were 1.13% of loans in the third quarter of 2009 (0.07% in the second quarter of 2009). The weighted average loan-to-value at origination for this portfolio over the last three years was 69%. Total consumer real estate loan production in the third quarter of 2009 was 652 loans (down 1.7% on a linked quarter basis) totaling $44 million (down 3% on a linked quarter basis), had an average credit score of 768, and an average loan-to-value of 69%.

The indirect automobile portfolio totaled $268 million at September 30, 2009, up 2% compared to June 30, 2009. This portfolio had 1.05% in loans past due 30 days or more (including nonaccruing loans) at September 30, 2009 (1.08% at June 30, 2009). Annualized net charge-offs equated to approximately 0.45% of average loans in the third quarter of 2009 (0.42% in the second quarter of 2009). Approximately 87% of the indirect automobile portfolio was in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate.

At September 30, 2009, approximately 61% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 57%. Approximately 77% of the Company’s time deposit base reprices within the next 12 months. The rapid decline in short-term interest rates, balance sheet mix changes, and the Company’s excess liquidity position have caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at September 30, 2009, indicated the Company is modestly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 3.9%. Similarly, a 100 basis point decrease in interest rates is expected to increase net interest income by approximately 0.5%.

Period-End Deposit Volumes ($ in Millions)

Deposits	IBERIABANK				IBERIABANK fsb
	12/31/08	3/31/09	6/30/09	9/30/09	12/31/08	3/31/09	6/30/09	9/30/09	Since Acq.

Noninterest	$465	$452	$451	$501	$156	$129	$126	$128	33%
NOW Accounts	615	747	750	764	206	205	198	195	1%
Savings/MMkt	755	851	888	1,048	199	220	240	279	58%
Time Deposits	1,006	1,009	1,014	1,358	593	520	507	504	-7%

Total Deposits	$2,842	$3,059	$3,103	$3,671	$1,154	$1,074	$1,071	$1,105	10%
Growth	5%	8%	1%	18%	-5%	-7%	0%	3%

Total deposits increased $603 million, or 14%, between June 30, 2009 and September 30, 2009, and $134 million, or 3% excluding CapitalSouth. Between the time of the acquisition and October 16, 2009, CapitalSouth-related deposits declined $60 million, or 11%, consistent with the Company’s expectations. Between June 30 and September 30, 2009, deposits at IBERIABANK increased $568 million, or 18%, and $99 million, or 3% excluding CapitalSouth. Deposits at IBERIABANK fsb increased $34 million, or 3% over this same period.

On a linked quarter basis, average noninterest bearing deposits increased $12 million, or 2%, and interest-bearing deposits increased $301 million, or 8%. The rate on average interest bearing deposits in the third quarter of 2009 was 1.79%, a decrease of 11 basis points on a linked quarter basis, compared to a 16 basis point decline in the cost of average interest bearing liabilities. The Company had only $15 million in short-term borrowings at September 30, 2009, or approximately 0.3% of total liabilities.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK fsb
	3Q08	4Q08	1Q09	2Q09	3Q09	3Q08	4Q08	1Q09	2Q09	3Q09

Earning Asset Yield	5.66%	5.60%	4.92%	4.91%	4.65%	5.43%	5.37%	5.41%	5.29%	4.79%
Cost Of Int-Bearing Liabs	2.71%	2.43%	2.10%	1.97%	1.84%	3.26%	2.99%	2.55%	2.32%	2.13%

Net Interest Spread	2.96%	3.17%	2.82%	2.94%	2.81%	2.18%	2.37%	2.86%	2.97%	2.66%

Net Interest Margin	3.36%	3.56%	3.15%	3.26%	3.09%	2.62%	2.78%	3.19%	3.28%	2.97%

Operating Results

Tax-equivalent net interest income increased $2.6 million, or 7% on a linked quarter basis. While average earning assets increased $538 million (up 11%), the tax-equivalent net interest margin declined

14 basis points on a linked quarter basis. The average earning asset yield decreased 32 basis points as a result of the increase in the Company’s excess liquidity position to approximately $250 million at September 30, 2009. The excess liquidity reduced the net interest margin by 13 basis points in the third quarter compared to the second quarter of 2009. Interest bearing deposits and liabilities declined 11 and 16 basis points, respectively. The net interest spread and margin declined 17 and 14 basis points, respectively. Excluding the CapitalSouth transaction, the Company’s net interest margin declined 15 basis points to 3.02%.

Aggregate noninterest income increased $49 million, or 154%, on a linked quarter basis. The primary changes on a linked quarter basis were (1) a $58 million gain on completion of the CapitalSouth acquisition in the third quarter, (2) a $6 million decrease in gain on the sale of investment securities, and (3) seasonal declines in the fee income businesses during the third quarter of 2009. Title insurance revenues declined $0.6 million, or 11%, over that period to $4.6 million. Service charge income on deposit accounts and broker commissions improved approximately $0.5 million and $0.3 million, respectively, on a linked quarter basis.

The Company’s mortgage origination business experienced some seasonal slowing during the third quarter of 2009 as refinancing activity declined. The Company originated $302 million in mortgage loans during the third quarter of 2009, down $213 million, or 41%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 27% of mortgage loan originations in the third quarter of 2009, compared to 57% in the second quarter of 2009. The Company sold $340 million in mortgage loans during this period, down $167 million, or 33%, compared to the second quarter of 2009. Sales margins remained favorable throughout 2009. Gains on the sale of mortgage loans totaled $7.3 million in the third quarter of 2009, a decrease of $3.5 million, or 33%, on a linked quarter basis. Despite seasonal declines in the third quarter of 2009, the results were the Company’s third highest quarterly revenue results. The mortgage pipeline was approximately $130 million during the third week of October 2009. In recent weeks, loan refinancing accounted for approximately one-third of mortgage activity.

Noninterest expense increased $4.7 million, or 9%, on a linked quarter basis. The primary drivers of the increase in expense were compensation, OREO expenses, and acquisition-related costs. Partially offsetting these increases was a reduction in FDIC deposit insurance premium assessments. In aggregate, the combined tangible efficiency ratio of the bank subsidiaries was approximately 33.7% in the third quarter of 2009 (62.5% in the second quarter of 2009).

Basic net income to common shareholders in the third quarter of 2009 totaled $25 million, up 194% on a linked quarter basis. Return on average assets (“ROA”) was 1.62% for the third quarter of 2009, return on average common equity (“ROE”) was 11.77%, and return on average tangible common equity was 17.26%.

Asset Quality

The Company’s credit quality statistics were significantly affected by the CapitalSouth acquisition, though the loss share arrangement with the FDIC and discounts on the assets should provide substantial protection against loss on those assets. Under the loss share agreement, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $135 million, or $108 million (the Company would cover the remaining $27 million amount). In addition, the FDIC will cover 95% of losses that exceed that $135 million threshold level. The Company estimates its maximum loss exposure will be approximately $45 million, assuming all loans experience 100% losses with no recoveries, over the loss share period. The Company received a discount of approximately $80 million on the purchase of assets in the transaction.

Excluding the CapitalSouth transaction, NPAs declined at both IBERIABANK and IBERIABANK fsb, and loans past due 30 days or more remained fairly stable. The Company’s criticized assets totaled $108 million at September 30, 2009, excluding the CapitalSouth transaction.

Summary Asset Quality Statistics

($thousands)	IBERIABANK			IBERIABANK fsb		IBERIABANK Corp.
	2Q09	3Q09*	3Q09	2Q09	3Q09	2Q09	3Q09*	3Q09

Nonaccruals	$14,110	$13,600	$100,649	$14,409	$22,655	$28,519	$36,256	$123,304
OREO & Foreclosed	1,199	2,277	11,872	16,153	11,192	17,352	13,469	23,065
90+ Days Past Due	3,596	1,999	2,047	9,663	2,651	13,259	4,650	4,698

Nonperforming Assets	$18,905	$17,877	$114,568	$40,225	$36,498	$59,130	$54,375	$151,066

NPAs/Assets	0.45%	0.42%	2.34%	2.78%	2.43%	1.04%	0.93%	2.34%
NPAs/(Loans + OREO)	0.64%	0.59%	3.38%	4.60%	3.90%	1.54%	1.38%	3.50%
LLR/Loans	1.01%	1.05%	0.94%	1.89%	1.86%	1.21%	1.25%	1.13%
Net Charge-Offs/Loans	0.08%	1.21%	1.13%	1.22%	6.16%	0.33%	2.38%	2.26%

*	Excludes the impact of CapitalSouth acquisition.

NPAs totaled $151 million at September 30, 2009, or 2.34% of total assets, compared to 1.04% at June 30, 2009. The CapitalSouth acquisition accounted for $97 million of the NPAs, and the legacy IBERIABANK Corporation franchise accounted for $54 million, or 0.93% of legacy assets (down 8% compared to June 30, 2009). IBERIABANK fsb accounted for $36 million in NPAs, or 2.43% of that entity’s assets at September 30, 2009, and down 9% compared to June 30, 2009. Finally, excluding CapitalSouth, IBERIABANK had $18 million in NPAs, or 0.42% of that entity’s assets at September 30, 2009, and down 5% compared to June 30, 2009.

Excluding CapitalSouth, total loans past due 30 days or more (including nonaccruing loans) represented 1.42% of total loans at September 30, 2009, up four basis points, compared to 1.38% of total loans at June 30, 2009.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	6/30/08	9/30/08	12/31/08	3/31/09	6/30/09	9/30/09
IBERIABANK
30+ days past due	0.32%	0.28%	0.69%	0.31%	0.33%	0.32%
Non-accrual	0.23%	0.21%	0.22%	0.54%	0.47%	0.45%
Total Past Due	0.55%	0.49%	0.92%	0.85%	0.80%	0.77%

IBERIABANK fsb
30+ days past due	1.06%	1.29%	1.57%	1.85%	1.73%	1.09%
Non-accrual	2.82%	2.42%	2.53%	2.12%	1.68%	2.45%
Total Past Due	3.88%	3.71%	4.10%	3.97%	3.41%	3.54%

Consolidated (Ex-CapitalSouth)
30+ days past due	0.51%	0.52%	0.89%	0.65%	0.64%	0.50%
Non-accrual	0.87%	0.72%	0.74%	0.90%	0.74%	0.92%
Total Past Due	1.38%	1.24%	1.63%	1.55%	1.38%	1.42%

CapitalSouth Only
30+ days past due						7.62%
Non-accrual						24.64%
Total Past Due						32.26%

Consolidated With CapitalSouth
30+ days past due						1.08%
Non-accrual						2.87%
Total Past Due						3.95%

At September 30, 2009, the allowance for loan losses was 1.13%, down compared to 1.21% at June 30, 2009. In accordance with generally accepted accounting principles, the assets acquired in the CapitalSouth transaction were marked to market at consummation, including estimated impairment. As a result, no loan loss reserves are expected on these loans at this time. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans increased from 1.21% at June 30, 2009 to 1.24% at September 30, 2009.

The Company reported net charge-offs of $23 million in the third quarter of 2009, compared to $3 million in the second quarter of 2009. The ratio of net charge-offs to average loans was 2.26% in the third quarter of 2009, compared to 0.33% in the second quarter of 2009. The Company recorded a $25 million loan loss provision in the third quarter of 2009, compared to $8 million in the second quarter of 2009. The elevated charge-offs were primarily due to valuations on recent appraisals of collateral securing certain loans, the Company’s credit portfolio management process, general economic conditions, and other third quarter factors. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at September 30, 2009.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 13.15% at September 30, 2009, compared to 11.58% at June 30, 2009 and 9.69% one year ago. At September 30, 2009, the Company reported a tangible common equity ratio of 9.59%, compared to 7.44% at June 30, 2009. The Company’s Tier 1 leverage ratio was 11.55%, compared to 9.24% at June 30, 2009 and 7.29% one year ago. The Company’s total risk based capital ratio was 16.83%, compared to 13.54% at June 30, 2009 and 11.07% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 13.38%, compared to 9.76% at June 30, 2009, and 6.48% one year ago.

In July 2009, the Company issued and sold 4,427,500 shares of common stock for net proceeds of approximately $165 million in a public underwritten equity offering. The public offering was oversubscribed with aggregate orders totaling approximately $1.6 billion. Shares were sold in the offering at a price of $39.00 per share.

Regulatory Capital Ratios

At September 30, 2009

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation

Tier 1 Leverage	5.00%	7.93%	10.31%	11.55%
Tier 1 Risk Based	6.00%	10.53%	13.63%	15.17%
Total Risk Based	10.00%	12.21%	14.87%	16.83%

At September 30, 2009, book value per share was $41.41, up $0.28, or 1%, compared to June 30, 2009, and up 4% compared to one year ago. Tangible book value per share improved $3.76, or 15%, over that period to $28.88, and up 45% compared to one year ago.

On September 21, 2009, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.03%, based on the closing stock price of the Company’s common stock on October 20, 2009 of $44.85 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 19.2 times the current First Call average consensus analyst estimate of $2.34 per fully diluted EPS for 2010. This price equated to 1.08 times September 30, 2009 book value per share of $41.41 and 1.55 times tangible book value per share of $28.88.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 170 combined offices, including 101 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 43 locations in eleven states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $925 million, based on the closing stock price on October 20, 2009.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Soleil Securities Corporation/Tenner Investment Research

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, October 21, 2009, beginning at 8:00 a.m. Central Time by dialing 1-800-230-1092. The confirmation code for the call is 116438. A replay of the call will be available until midnight Central Time on October 28, 2009 by dialing 1-800-475-6701. The confirmation code for the replay is 116438. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2009	2008	% Change	2009	% Change

Income Data (in thousands):
Net Interest Income	$40,666	$35,178	16%	$38,276	6%
Net Interest Income (TE) (1)	42,292	36,412	16%	39,694	7%
Net Income	24,952	8,755	185%	8,474	194%
Earnings Available to Common Shareholders- Basic	24,952	8,755	185%	8,474	194%
Earnings Available to Common Shareholders- Diluted	24,344	8,509	186%	8,224	196%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$1.23	$0.68	82%	$0.53	134%
Earnings Available to Common Shareholders - Diluted	1.22	0.66	85%	0.52	135%
Book Value Per Common Share	41.41	39.96	4%	41.13	1%
Tangible Book Value Per Common Share (2)	28.88	19.89	45%	25.12	15%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	20,253,317	12,937,738	57%	16,044,634	26%
Diluted Shares (Average)	19,944,420	12,867,132	55%	15,793,002	26%
Book Value Shares (Period End) (3)	20,623,541	12,977,196	59%	16,140,608	28%

Key Ratios: (4)
Return on Average Assets	1.62%	0.66%		0.61%
Return on Average Common Equity	11.77%	6.77%		5.11%
Return on Average Tangible Common Equity (2)	17.26%	14.31%		8.75%
Net Interest Margin (TE) (1)	3.03%	3.01%		3.17%
Efficiency Ratio	44.7%	75.5%		70.9%
Tangible Efficiency Ratio (TE) (1) (2)	43.5%	72.4%		68.2%
Average Loans to Average Deposits	91.0%	90.4%		91.7%
Nonperforming Assets to Total Assets (5)	2.34%	0.81%		1.04%
Allowance for Loan Losses to Loans	1.13%	1.09%		1.21%
Net Charge-offs to Average Loans	2.26%	0.26%		0.33%
Average Equity to Average Total Assets	13.69%	9.74%		11.86%
Tier 1 Leverage Ratio	11.55%	7.29%		9.24%
Common Stock Dividend Payout Ratio	28.1%	50.4%		64.8%
Tangible Common Equity Ratio	9.59%	4.92%		7.44%
Tangible Common Equity to Risk-Weighted Assets	13.38%	6.48%		9.76%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	September 30,			June 30,	December 31,
	2009	2008	% Change	2009	2008
ASSETS
Cash and Due From Banks	$86,659	$206,984	(58.1)%	$149,863	$159,716
Interest-bearing Deposits in Banks	253,902	40,529	526.5%	41,482	186,149

Total Cash and Equivalents	340,561	247,513	37.6%	191,345	345,865
Investment Securities Available for Sale	1,024,868	842,432	21.7%	916,883	828,743
Investment Securities Held to Maturity	70,951	56,713	25.1%	106,505	60,733

Total Investment Securities	1,095,819	899,145	21.9%	1,023,388	889,476
Mortgage Loans Held for Sale	52,796	61,419	(14.0)%	90,109	63,503
Loans, Net of Unearned Income	4,298,845	3,629,372	18.4%	3,829,326	3,744,402
Allowance for Loan Losses	(48,787)	(39,551)	23.4%	(46,329)	(40,872)

Loans, net	4,250,058	3,589,821	18.4%	3,782,997	3,703,530
Loss Share Receivable	86,955	—	100.0%	—	—
Premises and Equipment	130,453	131,762	(1.0)%	130,558	131,404
Goodwill and Other Intangibles	258,186	260,369	(0.8)%	258,437	259,683
Mortgage Servicing Rights	219	72	204.5%	207	188
Other Assets	251,473	161,228	56.0%	225,586	189,577

Total Assets	$6,466,520	$5,351,329	20.8%	$5,702,627	$5,583,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$628,804	$573,836	9.6%	$576,042	$620,637
Interest-bearing Deposits	4,146,933	3,361,088	23.4%	3,596,853	3,375,179

Total Deposits	4,775,737	3,934,924	21.4%	4,172,895	3,995,816
Short-term Borrowings	15,000	126,000	(88.1)%	50,000	58,000
Securities Sold Under Agreements to Repurchase	193,234	119,973	61.1%	206,964	150,213
Long-term Debt	526,106	563,862	(6.7)%	538,161	568,479
Other Liabilities	105,862	88,040	20.2%	74,033	76,510

Total Liabilities	5,615,939	4,832,799	16.2%	5,042,053	4,849,018
Total Shareholders’ Equity	850,581	518,530	64.0%	660,574	734,208

Total Liabilities and Shareholders’ Equity	$6,466,520	$5,351,329	20.8%	$5,702,627	$5,583,226

	For The Three Months Ended			For The Nine Months Ended
INCOME STATEMENT	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change

Interest Income	$63,554	$66,323	(4.2)%	$184,849	$198,753	(7.0)%
Interest Expense	22,888	31,145	(26.5)%	69,620	98,276	(29.2)%

Net Interest Income	40,666	35,178	15.6%	115,229	100,477	14.7%
Provision for Loan Losses	25,295	2,131	1087.2%	36,110	6,362	467.6%

Net Interest Income After Provision for Loan Losses	15,371	33,047	(53.5)%	79,119	94,115	(15.9)%
Service Charges	5,983	6,124	(2.3)%	16,734	17,173	(2.6)%
ATM / Debit Card Fee Income	1,958	2,001	(2.2)%	5,635	5,016	12.3%
BOLI Proceeds and Cash Surrender Value Income	729	778	(6.3)%	2,163	2,287	(5.4)%
Gain on Acquisition	57,831	—	100.0%	57,831	—	100.0%
Gain on Sale of Loans, net	7,264	4,966	46.3%	26,602	21,003	26.7%
Gain (Loss) on Sale of Investments, net	(25)	8	(414.9)%	5,857	612	856.3%
Title Revenue	4,638	5,215	(11.1)%	14,349	15,196	(5.6)%
Broker Commissions	1,329	1,399	(5.0)%	3,544	4,372	(18.9)%
Other Noninterest Income	1,527	2,084	(26.7)%	4,278	5,886	(27.3)%

Total Noninterest Income	81,234	22,575	259.8%	136,993	71,545	91.5%
Salaries and Employee Benefits	29,161	23,297	25.2%	80,041	66,609	20.2%
Occupancy and Equipment	5,856	6,644	(11.9)%	17,269	17,592	(1.8)%
Amortization of Acquisition Intangibles	627	575	9.1%	1,870	1,725	8.4%
Other Noninterest Expense	18,896	13,079	44.5%	48,965	34,749	40.9%

Total Noninterest Expense	54,540	43,595	25.1%	148,145	120,675	22.8%
Income Before Income Taxes	42,065	12,027	(249.7)%	67,967	44,985	51.1%
Income Taxes	17,113	3,272	(423.1)%	25,396	13,349	90.2%

Net Income	$24,952	$8,755	(185.0)%	$42,571	$31,636	34.6%

Preferred Stock Dividends	—	—	0.0%	(3,350)	—	100.0%

Earnings Available to Common Shareholders - Basic	24,952	8,755	(185.0)%	39,221	31,636	24.0%

Earnings Allocated to Unvested Restricted Stock	(608)	(246)	147.1%	(1,035)	(905)	14.4%

Earnings Available to Common Shareholders - Diluted	24,344	8,509	186.1%	38,186	30,731	24.3%

Earnings Per Share, diluted	$1.22	$0.66	84.6%	$2.22	$2.40	(7.7)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008

ASSETS
Cash and Due From Banks	$66,376	$78,939	$78,204	$77,896	$80,104
Interest-bearing Deposits in Banks	293,087	61,115	130,584	106,618	155,620
Investment Securities	1,074,896	1,033,274	995,766	889,983	918,932
Mortgage Loans Held for Sale	60,350	89,298	81,910	44,841	62,443
Loans, Net of Unearned Income	4,043,680	3,788,273	3,743,032	3,662,020	3,597,935
Allowance for Loan Losses	(45,711)	(42,970)	(40,711)	(39,640)	(39,825)
Loss Share Receivable	38,771	—	—	—	—
Other Assets	592,602	585,016	583,373	583,147	508,770

Total Assets	$6,124,051	$5,592,945	$5,572,158	$5,324,865	$5,283,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$582,619	$570,298	$554,269	$575,738	$535,210
Interest-bearing Deposits	3,859,935	3,558,739	3,461,866	3,388,765	3,446,247

Total Deposits	4,442,554	4,129,037	4,016,135	3,964,503	3,981,457
Short-term Borrowings	2,174	22,489	45,760	32,367	52,279
Securities Sold Under Agreements to Repurchase	210,109	149,664	141,186	138,763	125,287
Long-term Debt	536,559	541,557	552,838	567,562	568,624
Other Liabilities	94,470	86,819	72,430	51,473	41,832

Total Liabilities	5,285,866	4,929,566	4,828,349	4,754,668	4,769,479
Total Shareholders’ Equity	838,185	663,379	743,809	570,197	514,500

Total Liabilities and Shareholders’ Equity	$6,124,051	$5,592,945	$5,572,158	$5,324,865	$5,283,979

	2009			2008
INCOME STATEMENT	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter

Interest Income	$63,554	$60,974	$60,321	$65,074	$66,323
Interest Expense	22,888	22,698	24,034	27,907	31,145

Net Interest Income	40,666	38,276	36,287	37,167	35,178
Provision for Loan Losses	25,295	7,783	3,032	6,206	2,131

Net Interest Income After Provision for Loan Losses	15,371	30,493	33,255	30,961	33,047
Total Noninterest Income	81,234	32,030	23,730	20,388	22,575
Total Noninterest Expense	54,540	49,814	43,792	40,552	43,595

Income Before Income Taxes	42,065	12,709	13,193	10,797	12,027
Income Taxes	17,113	4,235	4,048	2,521	3,272

Net Income	$24,952	$8,474	$9,145	$8,276	$8,755

Preferred Stock Dividends	—	—	(3,350)	(348)	—

Earnings Available to Common Shareholders - Basic	$24,952	$8,474	$5,795	$7,928	$8,755

Earnings Allocated to Unvested Restricted Stock	(608)	(250)	(169)	(212)	(246)

Earnings Available to Common Shareholders - Diluted	$24,344	$8,224	$5,626	$7,716	$8,509

Earnings Per Share, basic	$1.23	$0.53	$0.36	$0.58	$0.68

Earnings Per Share, diluted	$1.22	$0.52	$0.36	$0.57	$0.66

Book Value Per Share	$41.41	$41.13	$40.98	$40.53	$39.96

Return on Average Assets	1.62%	0.61%	0.67%	0.62%	0.66%
Return on Average Common Equity	11.77%	5.11%	3.59%	5.80%	6.77%
Return on Average Tangible Common Equity	17.26%	8.75%	6.35%	11.74%	14.31%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	September 30,			June 30,	December 31,
	2009	2008	% Change	2009	2008
Residential Mortgage Loans:
Residential 1-4 Family	$519,601	$490,732	5.9%	$453,807	$498,740
Construction/ Owner Occupied	19,737	46,555	(57.6)%	23,768	36,693

Total Residential Mortgage Loans	539,338	537,287	0.4%	477,575	535,433
Commercial Loans:
Real Estate	1,808,787	1,500,380	20.6%	1,584,791	1,522,965
Business	1,005,862	686,898	46.4%	847,017	775,625

Total Commercial Loans	2,814,649	2,187,278	28.7%	2,431,808	2,298,590
Consumer Loans:
Indirect Automobile	267,801	262,715	1.9%	270,188	265,722
Home Equity	525,721	493,917	6.4%	507,619	501,036
Automobile	30,782	29,738	3.5%	29,685	28,464
Credit Card Loans	42,527	35,845	18.6%	40,403	38,014
Other	78,027	82,592	(5.5)%	72,048	77,143

Total Consumer Loans	944,858	904,807	4.4%	919,943	910,379

Total Loans Receivable	4,298,845	3,629,372	18.4%	3,829,326	3,744,402

Allowance for Loan Losses	(48,787)	(39,551)		(46,329)	(40,872)

Loans Receivable, Net	$4,250,058	$3,589,821		$3,782,997	$3,703,530

ASSET QUALITY DATA	September 30,			June 30,	December 31,
	2009	2008	% Change	2009	2008
Nonaccrual Loans	$123,304	$26,081	372.8%	$28,519	$27,825
Foreclosed Assets	55	61	(9.4)%	19	38
Other Real Estate Owned	23,009	12,383	85.8%	17,333	16,274
Accruing Loans More Than 90 Days Past Due	4,698	4,895	(4.0)%	13,259	2,481

Total Nonperforming Assets	$151,066	$43,420	247.9%	$59,130	$46,618

Nonperforming Assets to Total Assets	2.34%	0.81%	187.8%	1.04%	0.83%
Nonperforming Assets to Total Loans and OREO	3.50%	1.19%	193.2%	1.54%	1.24%
Allowance for Loan Losses to Nonperforming Loans (1)	38.1%	127.7%	(70.1)%	110.9%	134.9%
Allowance for Loan Losses to Nonperforming Assets	32.3%	91.1%	(64.5)%	78.4%	87.7%
Allowance for Loan Losses to Total Loans	1.13%	1.09%	4.1%	1.21%	1.09%
Year to Date Charge-offs	$29,890	$7,336	307.5%	$6,426	$12,882
Year to Date Recoveries	(1,549)	(2,239)	(30.8)%	(1,068)	$(2,900)

Year to Date Net Charge-offs	$28,341	$5,097	456.1%	$5,358	$9,982

Quarter to Date Net Charge-offs	$22,984	$2,333	885.0%	$3,116	$4,885

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	September 30,			June 30,	December 31,
	2009	2008	% Change	2009	2008

Noninterest-bearing Demand Accounts	$628,804	$573,836	9.6%	$576,042	$620,637
NOW Accounts	959,041	783,182	22.5%	947,963	821,649
Savings and Money Market Accounts	1,326,202	995,238	33.3%	1,127,996	954,408
Certificates of Deposit	1,861,690	1,582,668	17.6%	1,520,894	1,599,122

Total Deposits	$4,775,737	$3,934,924	21.4%	$4,172,895	$3,995,816

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2009		June 30, 2009		September 30, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$502,727	5.54%	$492,293	5.65%	$552,460	5.90%
Commercial Loans (TE) (1)	2,606,294	4.76%	2,383,784	4.68%	2,152,958	5.51%
Consumer and Other Loans	934,659	6.40%	912,196	6.49%	892,517	6.94%

Total Loans	4,043,680	5.24%	3,788,273	5.24%	3,597,935	5.93%
Mortgage Loans Held for Sale	60,350	4.72%	89,298	4.74%	62,443	6.14%
Investment Securities (TE) (1)(2)	1,040,276	4.03%	1,006,051	4.47%	918,477	4.99%
Other Earning Assets	373,383	0.32%	95,880	0.82%	196,254	2.21%

Total Earning Assets	5,517,689	4.67%	4,979,502	4.99%	4,775,109	5.60%
Allowance for Loan Losses	(45,711)		(42,970)		(39,825)
Nonearning Assets	652,073		656,413		548,695

Total Assets	$6,124,051		$5,592,945		$5,283,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$945,046	0.77%	$947,363	0.86%	$804,004	1.45%
Savings and Money Market Accounts	1,221,506	1.31%	1,101,165	1.43%	1,015,812	2.13%
Certificates of Deposit	1,693,383	2.70%	1,510,211	2.88%	1,626,431	3.83%

Total Interest-bearing Deposits	3,859,935	1.79%	3,558,739	1.90%	3,446,247	2.77%
Short-term Borrowings	212,283	0.68%	172,153	0.71%	177,566	1.70%
Long-term Debt	536,559	3.76%	541,557	4.07%	568,624	4.39%

Total Interest-bearing Liabilities	4,608,777	1.96%	4,272,449	2.12%	4,192,437	2.94%
Noninterest-bearing Demand Deposits	582,619		570,298		535,210
Noninterest-bearing Liabilities	94,470		86,819		41,832

Total Liabilities	5,285,866		4,929,566		4,769,479
Shareholders’ Equity	838,185		663,379		514,500

Total Liabilities and Shareholders’ Equity	$6,124,051		$5,592,945		$5,283,979

Net Interest Spread	$40,666	2.70%	$38,276	2.87%	$35,178	2.66%
Tax-equivalent Benefit	1,626	0.12%	1,418	0.11%	1,234	0.10%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$42,292	3.03%	$39,694	3.17%	$36,412	3.01%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2009		September 30, 2008
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$505,333	5.61%	$563,502	5.91%
Commercial Loans (TE) (1)	2,436,334	4.71%	2,076,260	5.78%
Consumer and Other Loans	917,763	6.51%	853,660	7.22%

Total Loans	3,859,430	5.25%	3,493,422	6.15%
Mortgage Loans Held for Sale	77,107	4.76%	64,490	5.84%
Investment Securities (TE) (1)(2)	1,005,094	4.36%	873,103	5.08%
Other Earning Assets	216,990	0.45%	189,715	2.74%

Total Earning Assets	5,158,621	4.87%	4,620,730	5.80%
Allowance for Loan Losses	(43,149)		(38,969)
Nonearning Assets	649,605		584,815

Total Assets	$5,765,077		$5,166,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$934,354	0.84%	$826,330	1.60%
Savings and Money Market Accounts	1,110,675	1.42%	922,650	2.26%
Certificates of Deposit	1,583,276	2.90%	1,600,971	4.17%

Total Interest-bearing Deposits	3,628,305	1.92%	3,349,951	3.01%
Short-term Borrowings	190,553	0.74%	216,532	2.41%
Long-term Debt	543,592	4.01%	549,831	4.51%

Total Interest-bearing Liabilities	4,362,450	2.13%	4,116,314	3.18%
Noninterest-bearing Demand Deposits	569,166		487,619
Noninterest-bearing Liabilities	84,654		48,590

Total Liabilities	5,016,270		4,652,523
Shareholders’ Equity	748,807		514,053

Total Liabilities and Shareholders’ Equity	$5,765,077		$5,166,576

Net Interest Spread	$115,230	2.74%	$100,477	2.63%
Tax-equivalent Benefit	4,381	0.11%	3,652	0.10%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$119,611	3.07%	$104,129	2.97%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	9/30/2009	6/30/2009	9/30/2008

Net Interest Income	$40,666	$38,276	$35,178
Effect of Tax Benefit on Interest Income	1,626	1,418	1,234

Net Interest Income (TE) (1)	42,292	39,694	36,412

Noninterest Income	81,234	32,030	22,575
Effect of Tax Benefit on Noninterest Income	393	388	419

Noninterest Income (TE) (1)	81,627	32,418	22,994

Total Revenues (TE) (1)	$123,919	$72,112	$59,406

Total Noninterest Expense	$54,540	$49,814	$43,595
Less Intangible Amortization Expense	(627)	(622)	(575)

Tangible Operating Expense (2)	$53,913	$49,192	$43,020

Return on Average Common Equity	11.77%	5.11%	6.77%
Effect of Intangibles (2)	5.49%	3.64%	7.54%

Return on Average Tangible Common Equity (2)	17.26%	8.75%	14.31%

Efficiency Ratio	44.7%	70.9%	75.5%
Effect of Tax Benefit Related to Tax Exempt Income	(0.7)%	(1.8)%	(2.1)%

Efficiency Ratio (TE) (1)	44.0%	69.1%	73.4%
Effect of Amortization of Intangibles	(0.5)%	(0.9)%	(1.0)%

Tangible Efficiency Ratio (TE) (1) (2)	43.5%	68.2%	72.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.